As filed with the Securities and Exchange Commission on May 4, 2017.	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

PHI, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0395707
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 S.E. Evangeline Thruway Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated

PHI, Inc. Long-Term Incentive Plan

(Full title of the plan)

Trudy P. McConnaughhay

Chief Financial Officer and Secretary

PHI, Inc.

2001 S.E. Evangeline Thruway

Lafayette, Louisiana 70508

(337) 272-4452

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Kenneth J. Najder

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Non-Voting Common Stock (par value $0.10 per share)	2,000,000 shares	$11.60(2)	$23,200,000(2)	$2,688.88

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our non-voting common stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our non-voting common stock on the NASDAQ Global Market on May 2, 2017.

EXPLANATORY NOTE

On May 10, 2012, PHI, Inc., a Louisiana corporation (the “Company” or the “Registrant”), registered 750,000 shares of its non-voting common stock, $0.10 par value per share (the “Non-Voting Stock”), to be offered and sold to participants under the PHI, Inc. Long-Term Incentive Plan (as amended from time to time, the “Plan”), pursuant to the Registration Statement on Form S-8 (File No. 333-181304). The Plan was amended and restated on May 5, 2015 to increase the shares available for issuance by 750,000 shares of Non-Voting Stock, which the Company registered pursuant to a new Registration Statement on Form S-8 (File No. 333-206236). On May 4, 2017, the shareholders of the Company approved a second amendment and restatement of the Plan to increase the number of shares available for issuance by another 2,000,000 shares of Non-Voting Stock. This Registration Statement is being filed to register these additional 2,000,000 shares of Non-Voting Stock, which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

(a)       The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)       All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)       The description of the Company’s non-voting common stock included in Item 1 of Form 8-A filed with the Commission on July 13, 1981, as amended by Form 8-A/A filed with the Commission on December 1, 1995.

All reports and other documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant Commission filing, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”) provide, in part, that the Company may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. Pursuant to the LBCA, the Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. The Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for the Company, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

The Company’s amended and restated articles of incorporation limit the liability of its directors and officers to the Company and its shareholders for any action taken, or failure to take action, as a Company director or officer to the fullest extent permitted by the LBCA, and confirm the authority of the Company’s board of directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for limitation of liability and indemnification to the fullest extent permitted by law, and (iii) exercise its powers to procure directors’ and officers’ liability insurance. The amended and restated articles of incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person’s entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

The Company’s amended and restated by-laws expressly provide for the indemnification of its directors, officers, and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit, or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is the Company’s director, officer, or employee.

The Company has entered into indemnification contracts with its directors that provide for the elimination, to the fullest extent permitted by law, of any director’s liability to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director and will provide the contracting director with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of directors, whether such acts or omissions occurred before or after the effective date of the contract.

In addition, the Company maintains a directors’ and officers’ insurance policy, which is designed, among other things, to reimburse the Company for any payments it makes pursuant to its indemnification obligations.

The foregoing is only a general summary of certain aspects of Louisiana law and the Company’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the LBCA, the Company’s amended and restated articles of incorporation, the Company’s amended and restated by-laws, and the Company’s indemnification contracts with its directors, the last three of which are on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index, which appears at the end of this report and is incorporated into this Form S-8 by reference.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on May 4, 2017.

PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Al A. Gonsoulin and Trudy P. McConnaughhay, or either one of them (with full power in each to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 4, 2017 by the following persons in the capacities indicated below.

Signature	Title

/s/ Al A. Gonsoulin Al A. Gonsoulin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Lance F. Bospflug Lance F. Bospflug	President, Chief Operating Officer, and Director

/s/ Trudy P. McConnaughhay Trudy P. McConnaughhay	Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)

/s/ C. Russell Luigs C. Russell Luigs	Director

/s/ Richard H. Matzke Richard H. Matzke	Director

/s/ Thomas H. Murphy Thomas H. Murphy	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5	Opinion of Jones Walker LLP

10	Amended and Restated PHI, Inc. Long-Term Incentive Plan (incorporated by reference to Appendix A to PHI’s Information Statement on Schedule 14C filed April 12, 2017)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Jones Walker LLP (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages of this Registration Statement)